Exhibit 5.1


October 9, 1996

PSC Inc.
675 Basket Road
Webster, NY  14580

RE:  PSC Inc. - Registration Statement on Form S-3

Gentlemen:

We have acted as counsel to PSC Inc., a New York corporation (hereinafter called the "Company"), in connection with its Registration Statement on Form S-3, filed under the Securities Act of 1933, relating to the proposed resale of up to 977,135 common shares of the Company, $.01 par value ("Common Shares") by a certain Selling Shareholder.

In that connection, we have examined the Certificate of Incorporation of the Company, as amended, the by-laws of the Company, as amended, the Registration Statement, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion.

Based upon the foregoing, it is our opinion that:

1. The Company has been duly organized and is a validly existing corporation in good standing under the laws of the State of New York.

2. The Common Shares have been duly authorized and are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinon as Exhibit 5.1 to the above-referenced Registration Statement and to the reference made to us under the caption "Legal Matters" in the Prospectus forming a part of such Registration Statement.

Very truly yours,

BOYLAN BROWN CODE
FOWLER VIGDOR & WILSON LLP

/s/ Martin S. Weingarten
Martin S. Weingarten

MSW:ls